AMENDMENT NO. 1 TO

RIGHTS AGREEMENT

This Amendment No. 1, effective as of January 22, 2009 (the “Amendment”), amends that certain Rights Agreement, dated February 25, 1999 (the “ Rights Agreement ”), by and between BancFirst Corporation, an Oklahoma corporation (the “Corporation ”) and BancFirst, an Oklahoma banking corporation (the “ Rights Agent ”).  Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement subject to the terms of the Rights Agreement; and

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent;

NOW, THEREFORE, the parties hereby agree as follows:

1.            Section 7(a) of the Rights Agreement is hereby amended by deleting the existing Section 7(a) in its entirety and replacing such section with a new Section 7(a), as follows:

“(a)
Subject to the last three sentences of Section 11(a)(ii) hereof or as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole at any time after the Distribution Date, or in part from time to time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the time (the “Expiration Date”) which is the earlier of (i) the close of business on February 25, 2019 (“Final Expiration Date”), (ii) the action of the Board of Directors of the Company ordering the redemption of Rights pursuant to Section 23 hereof or (iii) the action of the Board of Directors of the Company ordering the exchange of Rights pursuant to Section 28 hereof.”

2.            Except as expressly set forth in this Amendment all other terms of the Rights Agreement shall remain in full force and effect.

3.            This Amendment shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

4.            This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Corporation and the Rights Agent have executed this Amendment effective as of the date first above written.

THE CORPORATION:

BancFirst Corporation, an Oklahoma corporation

By:           /s/ David E. Rainbolt
David E. Rainbolt,
President and Chief Executive Officer

Attest:                    /s/ Joe T. Shockley
Joe T. Shockley,
Executive Vice President and Secretary

THE RIGHTS AGENT:

BancFirst, an Oklahoma banking corporation,
acting through BancFirst Trust and Investment Management, a division of BancFirst

By:           /s/ James R. Dickson
James R. Dickson, President

Attest:                    /s/ Deena M. Suddath
Deena M. Suddath, Vice President and Assistant Secretary